Exhibit 99.1

CERTIFICATION

Pursuant to 31 C.F.R. § 30.15

The undersigned, Michael C. Crapps, Chief Executive Officer, certify, based on his knowledge, that:

(i)                                     The compensation committee of First Community Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to First Community Corporation;

(ii)                                  The compensation committee of First Community Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Community Corporation and has identified any features of the employee compensation plans that pose risks to First Community Corporation and has limited those features to ensure that First Community Corporation is not unnecessarily exposed to risks;

(iii)                               The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First Community Corporation to enhance the compensation of an employee, and has limited any such features;

(iv)                              The compensation committee of First Community Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)                                 The compensation committee of First Community Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A)                           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Community Corporation;

(B)                           Employee compensation plans that unnecessarily expose First Community Corporation to risks; and

(C)                           Employee compensation plans that could encourage the manipulation of reported earnings of First Community Corporation to enhance the compensation of an employee;

(vi)                              First Community Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)                           First Community Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)                        First Community Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period and has received or is in the process of receiving approvals from the Office of the Special Master for TARP Executive Compensation for compensation payments and structures as required under the regulations and guidance established under section 111 of EESA, and has not made any payments inconsistent with those approved payments and structures;

(ix)                              First Community Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)                                 First Community Corporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)                              First Community Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)                           First Community Corporation will disclose whether First Community Corporation, the board of directors of First Community Corporation, or the compensation committee of First Community Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)                        First Community Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)                       First Community Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Community Corporation and Treasury, including any amendments;

(xv)                          First Community Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)                       I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.  (See, for example 18 U.S.C. 1001.)

/s/ MICHAEL C. CRAPPS

Michael C. Crapps
Chief Executive Officer
March 27, 2012